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                                                                     EXHIBIT 3.5

                            COLONIAL PROPERTIES TRUST

                             ARTICLES SUPPLEMENTARY

                                2,000,000 SHARES

                 7.25% SERIES B CUMULATIVE REDEEMABLE PERPETUAL
                                PREFERRED SHARES

                  Colonial Properties Trust, an Alabama real estate investment trust (the "Company"), hereby certifies that on February 18, 2004, pursuant to authority conferred by Sections 3.2(e) and 6.3 of the Declaration of Trust of the Company, as amended to the date hereof and as the same may be amended hereafter from time to time (the "Declaration of Trust"), and in accordance with
Section 10-13-7 of the Code of Alabama 1975, the Board of Trustees duly classified unissued preferred shares of beneficial interest ("Preferred Shares") of the Company, and the description of such Preferred Shares, including the designation and amount thereof and the voting rights or powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, as set by the Board of Trustees, are as follows:

                  FIRST: The Board of Trustees unanimously adopted resolutions designating the aforesaid class of Preferred Shares as the "7.25% Series B Cumulative Redeemable Perpetual Preferred Shares," setting the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, terms and conditions of redemption and other terms and conditions of such 7.25% Series B Cumulative Redeemable Perpetual Preferred Shares and authorizing the issuance of up to 2,000,000 shares of 7.25% Series B Cumulative Redeemable Perpetual Preferred Shares.

                  SECOND: The class of Preferred Shares of the Company created by the resolutions duly adopted by the Board of Trustees of the Company referred to in the FIRST Article of these Articles Supplementary shall have the following designation, number of shares, preferences, conversion and other rights, voting powers, restrictions and limitation as to dividends, qualifications, terms and conditions of redemption and other terms and conditions:

                  Section 1. Designation and Number. A series of Preferred Shares, designated the "7.25% Series B Cumulative Redeemable Perpetual Preferred Shares" (the "Series B Preferred Shares") is hereby established. The number of shares of Series B Preferred Shares shall be 2,000,000.

                  Section 2. Rank. The Series B Preferred Shares will, with respect to distributions and rights upon voluntary or involuntary liquidation, winding-up or dissolution of the Company, or both, rank senior to all classes or series of Common Shares (as defined in the Declaration of Trust) and to all classes or series of equity securities of the Company now or hereafter authorized, issued or outstanding, other than any class or series of equity securities of the Company expressly designated as ranking on a parity with or senior to the Series B Preferred Shares as to distributions and rights upon voluntary or involuntary liquidation, winding-up or dissolution of the Company. For purposes of these Articles Supplementary, the term "Parity Preferred Shares" shall be used to refer to any class or series of equity securities of the Company now or hereafter authorized, issued or outstanding expressly designated by the Company to rank on a parity with Series B Preferred Shares with respect to distributions and rights upon voluntary or involuntary liquidation, winding-up or dissolution of the Company including, without limitation, that certain "9.25% Series C Cumulative Redeemable Preferred Shares" of the Company, authorized pursuant to Articles Supplementary dated June 14, 2001 and that certain "8 1/8% Series D Cumulative Redeemable Preferred Shares" of the Company, authorized pursuant to Articles Supplementary dated April 22, 2003. The term "equity securities" does not include debt securities, which will rank senior to the Series B Preferred Shares prior to conversion.

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                  Section 3. Distributions. (a) Payment of Distributions.
Subject to the rights of holders of Parity Preferred Shares and holders of equity securities ranking senior to the Series B Preferred Shares, holders of Series B Preferred Shares shall be entitled to receive, when, as and if declared by the Board of Trustees of the Company, out of funds legally available for the payment of distributions, cumulative preferential cash distributions at the rate per annum of 8.875% of the $50 liquidation preference per share of Series B Preferred Shares for the period up to and including February 23, 2004, and at the rate per annum of 7.25% of the $50 liquidation preference per share of Series B Preferred Shares for the period from and after February 24, 2004. Such distributions shall be cumulative, shall accrue from the original date of issuance and will be payable (A) quarterly (such quarterly periods for purposes of payment and accrual will be the quarterly periods ending on the dates specified in this sentence and not calendar quarters) in arrears, on March 31, June 30, September 30 and December 31 of each year commencing on the first of such dates to occur after the original date of issuance and, (B) in the event of a redemption, on the redemption date (each a "Preferred Shares Distribution Payment Date"). The amount of the distribution payable for any period will be computed on the basis of a 360-day year of twelve 30-day months (or actual days for any month which is shorter than a full monthly period), and for any period shorter than a full quarterly period for which distributions are computed, the amount of the distribution payable will be computed on the basis of the actual number of days elapsed in such a 30-day month. The amount of the distribution payable on March 31, 2004 under these Articles Supplementary shall be $1.0277 per Series B Preferred Share, representing the conversion of the distribution rate from 8.875% per annum to 7.25% per annum during the quarterly period ended on such date, calculated as follows: (x) the month of January 2004 is counted as a 30-day month with a distribution rate of 8.875% per annum and the period from and including February 1, 2004 to and including February 23, 2004 is counted as a 23-day period of a 29-day month with a distribution rate of 8.875% per annum,
(y) the period from and including February 24, 2004 to and including February 29, 2004 is counted as a six-day period of a 29-day month with a distribution rate of 7.25% per annum and the month of March 2004 is counted as a 30-day month with a distribution rate of 7.25% per annum, and (z) the amounts for the periods described in the preceding clauses (x) and (y) were added to obtain the distribution payable per Series B Preferred Share on March 31, 2004. If any date on which distributions are to be made on the Series B Preferred Shares is not a Business Day (as defined herein), then payment of the distribution to be made on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. Distributions on the Series B Preferred Shares will be made to the holders of record of the Series B Preferred Shares on the relevant record dates to be fixed by the Board of Trustees of the Company, which record dates shall in no event exceed 15 Business Days prior to the relevant Preferred Shares Distribution Payment Date (each a "Distribution Record Date"). Notwithstanding anything to the contrary set forth herein, each share of Series B Preferred Shares shall also continue to accrue all accrued and unpaid distributions, whether or not declared, up to the exchange date on any Series B Preference Unit (as defined in the Third Amended and Restated Agreement of Limited Partnership of Colonial Realty Limited Partnership (the "Partnership Agreement"), as amended through the date hereof) validly exchanged into such share of Series B Preferred Shares in accordance with the provisions of such Partnership Agreement.

                  The term "Business Day" shall mean each day, other than a Saturday or a Sunday, which is not a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

                  (b) Distributions Cumulative. Distributions on the Series B Preferred Shares will accrue whether or not the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness at any time prohibit the current payment of distributions, whether or not the Company has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized or declared. Accrued but unpaid distributions on the Series B Preferred Shares will accumulate as of the Preferred Shares Distribution Payment Date on which they first become payable. Distributions on account of arrears for any past distribution periods may be declared and paid at any time, without reference to a regular Preferred Shares Distribution Payment Date to holders of record of the Series B Preferred Shares on the record date fixed by the Board of Trustees which date shall not exceed 15 Business Days prior to the payment date. Accumulated and unpaid distributions will not bear interest.

                  (c) Priority as to Distributions. (i) So long as any Series B Preferred Shares are outstanding, no distribution of cash or other property shall be authorized, declared, paid or set apart for payment on or with respect to

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any class or series of Common Shares or any class or series of other shares of the Company ranking junior as to the payment of distributions or rights upon voluntary or involuntary dissolution, liquidation or winding up of the Partnership to the Series B Preferred Shares (such Common Shares or other junior shares, including, without limitation Series 1998 Junior Participating Preferred Shares authorized pursuant to Articles Supplementary dated October 26, 1998, collectively, "Junior Shares"), nor shall any cash or other property be set aside for or applied to the purchase, redemption or other acquisition for consideration of any Series B Preferred Shares, any Parity Preferred Shares or any Junior Shares, unless, in each case, all distributions accumulated on all Series B Preferred Shares and all classes and series of outstanding Parity Preferred Shares have been paid in full. The foregoing sentence will not prohibit (i) distributions payable solely in Junior Shares (or options, warrants or rights to subscribe for Junior Shares), (ii) the conversion of Series B Preferred Shares, Junior Shares or Parity Preferred Shares into shares of the Company ranking junior to the Series B Preferred Shares as to distributions and upon liquidation, winding-up or dissolution, and (iii) purchase by the Company of such Series B Preferred Shares, Parity Preferred Shares or Junior Shares pursuant to Article VI of the Declaration of Trust to the extent required to preserve the Company's status as a real estate investment trust.

                           (ii)     So long as distributions have not been paid
in full (or a sum sufficient for such full payment is not irrevocably deposited in trust for payment) upon the Series B Preferred Shares, all distributions authorized and declared on the Series B Preferred Shares and all classes or series of outstanding Parity Preferred Shares with respect to distributions shall be authorized and declared so that the amount of distributions authorized and declared per share of Series B Preferred Shares and such other classes or series of Parity Preferred Shares shall in all cases bear to each other the same ratio that accrued distributions per share on the Series B Preferred Shares and such other classes or series of Parity Preferred Shares (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such class or series of Parity Preferred Shares do not have cumulative distribution rights) bear to each other.

                  (e) No Further Rights. Holders of Series B Preferred Shares shall not be entitled to any distributions, whether payable in cash, other property or otherwise, in excess of the full cumulative distributions described herein.

                  Section 4. Liquidation Preference. (a) Payment of Liquidating Distributions. Subject to the rights of holders of Parity Preferred Shares with respect to rights upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company and subject to equity securities ranking senior to the Series B Preferred Shares with respect to rights upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the holders of Series B Preferred Shares shall be entitled to receive out of the assets of the Company legally available for distribution or the proceeds thereof, after payment or provision for debts and other liabilities of the Company, but before any payment or distributions of the assets shall be made to holders of Common Shares or any other class or series of shares of the Company that ranks junior to the Series B Preferred Shares as to rights upon liquidation, dissolution or winding-up of the Company, an amount equal to the sum of (i) a liquidation preference of $50.00 per share of Series B Preferred Shares, and (ii) an amount equal to any accumulated and unpaid distributions thereon, whether or not declared, to the date of payment. In the event that, upon such voluntary or involuntary liquidation, dissolution or winding-up, there are insufficient assets to permit full payment of liquidating distributions to the holders of Series B Preferred Shares and any Parity Preferred Shares as to rights upon liquidation, dissolution or winding-up of the Company, all payments of liquidating distributions on the Series B Preferred Shares and such Parity Preferred Shares shall be made so that the payments on the Series B Preferred Shares and such Parity Preferred Shares shall in all cases bear to each other the same ratio that the respective rights of the Series B Preferred Shares and such other Parity Preferred Shares (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such Parity Preferred Shares do not have cumulative distribution rights) upon liquidation, dissolution or winding-up of the Company bear to each other.

                  (b) Notice. Written notice of any such voluntary or involuntary liquidation, dissolution or winding-up of the Company, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by (i) fax and (ii) by first class mail, postage pre-paid, not less than 30 and not more than 60 days prior to the payment date stated therein, to each record holder of the Series B Preferred Shares at the respective addresses of such holders as the same shall appear on the share transfer records of the Company.

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                  (c)      No Further Rights. After payment of the full amount
of the liquidating distributions to which they are entitled, the holders of Series B Preferred Shares will have no right or claim to any of the remaining assets of the Company.

                  (d) Consolidation. Merger or Certain Other Transactions. The voluntary sale, conveyance, lease, exchange or transfer (for cash, shares, securities or other consideration) of all or substantially all of the property or assets of the Company to, or the consolidation or merger or other business combination of the Company with or into, any corporation, trust or other entity (or of any corporation, trust or other entity with or into the Company) or a statutory share exchange shall not be deemed to constitute a liquidation, dissolution or winding-up of the Company.

                  Section 5. Redemption. (a) Right of Optional Redemption. Except as provided in Section 5(d), the Series B Preferred Shares may not, subject to Section 7 hereof, be redeemed prior to February 24, 2009. On or after such date, the Company shall have the right to redeem the Series B Preferred Shares, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days' written notice, at a redemption price, payable in cash, equal to $50.00 per share of Series B Preferred Shares plus accumulated and unpaid distributions, whether or nor declared, to the date of redemption. If fewer than all of the outstanding shares of Series B Preferred Shares are to be redeemed, the shares of Series B Preferred Shares to be redeemed shall be selected pro rata (as nearly as practicable without creating fractional units).

                  (b) Limitation on Redemption. (i) The redemption price of the Series B Preferred Shares (other than the portion thereof consisting of accumulated but unpaid distributions) will be payable solely out of the sale proceeds of capital shares of the Company and from no other source. For purposes of the preceding sentence, "capital shares" means any equity securities (including Common Shares and Preferred Shares), shares, participation or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing.

                           (ii)     Subject to Section 7 hereof, the Company may
not redeem fewer than all of the outstanding shares of Series B Preferred Shares unless all accumulated and unpaid distributions have been paid on all outstanding Series B Preferred Shares for all quarterly distribution periods terminating on or prior to the date of redemption.

                  (c) Procedures for Redemption. (i) Notice of redemption will be (i) faxed, and (ii) mailed by the Company, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series B Preferred Shares to be redeemed at their respective addresses as they appear on the transfer records of the Company. No failure to give or defect in such notice shall affect the validity of the proceedings for the redemption of any Series B Preferred Shares except as to the holder to whom such notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the Series B Preferred Shares may be listed or admitted to trading, each such notice shall state: (i) the redemption date, (ii) the redemption price,
(iii) the number of shares of Series B Preferred Shares to be redeemed, (iv) the place or places where such shares of Series B Preferred Shares are to be surrendered for payment of the redemption price, (v) that distributions on the Series B Preferred Shares to be redeemed will cease to accumulate on such redemption date and (vi) that payment of the redemption price and any accumulated and unpaid distributions will be made upon presentation and surrender of such Series B Preferred Shares. If fewer than all of the shares of Series B Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series B Preferred Shares held by such holder to be redeemed.

                           (ii)     If the Company gives a notice of redemption
in respect of Series B Preferred Shares (which notice will be irrevocable) then, by 12:00 noon, New York City time, on the redemption date, the Company will deposit irrevocably in trust for the benefit of the Series B Preferred Shares being redeemed funds sufficient to pay the applicable redemption price, plus any accumulated and unpaid distributions, whether or not declared, if any, on such shares to the date fixed for redemption, without interest, and will give irrevocable instructions and authority to pay such redemption price and any accumulated and unpaid distributions, if any, on such shares to the holders of the Series B Preferred Shares upon surrender of the certificate evidencing the Series B Preferred Shares by such holders at the place designated in the notice of redemption. If fewer than all Series B Preferred Shares evidenced by any certificate is being redeemed, a new certificate shall be issued upon surrender of the certificate evidencing all Series B Preferred Shares, evidencing the unredeemed Series B Preferred Shares without cost to the holder thereof. On

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and after the date of redemption, distributions will cease to accumulate on the
Series B Preferred Shares or portions thereof called for redemption, unless the Company defaults in the payment thereof. If any date fixed for redemption of Series B Preferred Shares is not a Business Day, then payment of the redemption price payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date fixed for redemption. If payment of the redemption price or any accumulated or unpaid distributions in respect of the Series B Preferred Shares is improperly withheld or refused and not paid by the Company, distributions on such Series B Preferred Shares will continue to accumulate from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the applicable redemption price and any accumulated and unpaid distributions.

                  (d) Mandatory Redemption. Notwithstanding any provision herein to the contrary (including Section (5)(a)), so long as any Series B Preferred Shares remain outstanding, in the event of the occurrence of a Covered Transaction (defined below), the Company shall redeem, on the date such Covered Transaction is completed or occurs, all of the Series B Preferred Shares outstanding at the redemption price, payable in cash, equal to $50.00 per share of Series B Preferred Shares plus accumulated and unpaid distributions, whether or nor declared, to the date of redemption, if redemption of the Series B Preferred Shares was elected in writing by the holders of not less than a majority of the then outstanding Series B Preferred Shares in accordance with this Section (5)(d). The Company shall give written notice of a Covered Transaction to each of the respective holders of record of the Series B Preferred Shares, at their respective addresses as they appear on the transfer records of the Company, not less than thirty (30) days prior to the completion or occurrence of a Covered Transaction. Such notice shall not set forth any non-public information concerning such Covered Transaction. Each of the holders of record of the Series B Preferred Shares shall have until 5:00 p.m. New York City time, on the fifteenth (15th) day following receipt of such notice from the Company, to give the Company notice of such holder's election that the Series B Preferred Shares be redeemed. Notwithstanding any provision herein to the contrary, with respect to a Covered Transaction that arises under clause (c) of the definition of Covered Transaction set forth below, in the event that the Company so fails to qualify as a real estate investment trust for any reason other than an affirmative election by the Company not to qualify, (a) the Company shall give notice of the occurrence of a Covered Transaction to each of the holders of record of the Series B Preferred Shares within 15 days of discovery of such failure to qualify (provided that, if the Company is pursuing administrative relief from the Internal Revenue Service with respect to such failure to qualify as a real estate investment trust, such notice shall be given upon the earlier of (1) five days after the denial of administrative relief by the Internal Revenue Service or (2) 60 days following the discovery of such failure to qualify), (b) each of the holders of record of the Series B Preferred Shares shall have until 5:00 p.m. New York City time, on the fifteenth (15th) day following receipt of such notice from the Company, to give the Company notice of such holder's election that the Series B Preferred Shares be redeemed or not redeemed (and if any holder of record of the Series B Preferred Shares fails to give the Company such notice of election, then such holder of record shall be deemed to have given a notice of an election that the Series B Preferred Shares be redeemed) and (c) if the holders of not less than a majority of the then outstanding Series B Preferred Shares have elected to have the Series B Preferred Shares redeemed, the Series B Preferred Shares shall be redeemed on a date not later than 30 days following the date of the Company's notice referred to in clause (a) above.

                           The procedures set forth in Section (5)(c) (other
than the requirement that notice of redemption be faxed and mailed not less than 30 days prior to the redemption date) shall apply to a redemption pursuant to this Section (5)(d). On or before the date of redemption, the Company shall give notice of redemption to the respective holders of record of the Series B Preferred Shares, at their respective addresses as they appear on the transfer records of the Company.

                           For purposes of this Section (5)(d), the term
"Covered Transaction" shall mean (a) the Company's completion of a "Rule 13e-3 transaction" (as defined in Rule 13e-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) in which, as a result of such transaction, the Company's common stock is no longer registered under Section 12 of the Exchange Act, except that this clause (a) shall not apply to any involuntary delisting of the Company's common stock from the New York Stock Exchange or any national securities exchange (as defined in the Exchange Act),
(b) the completion of any transaction or series of transactions

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that would result in a Reorganization Event (defined below) of the Company or
Colonial Realty Limited Partnership (the "Partnership") or (c) the Company's failure (or election not) to qualify as a real estate investment trust as defined in Section 856 (or any successor section) of the Internal Revenue Code of 1986, as amended.

                           For purposes of this Section (5)(d), the term
"Reorganization Event" shall mean (x) any sale or other disposition of all or substantially all of the assets of the Partnership or the Company, as the case may be, to an entity (or more than one entity in related transactions) that is not an Affiliate of the Company; or (y) any consolidation, amalgamation, merger, business combination, share exchange, reorganization or similar transaction involving the Partnership or the Company, as the case may be, pursuant to which the partners of the Partnership or the shareholders of the Company, as the case may be, immediately prior to the consummation of such transaction will own less than a majority of the equity interests in the entity surviving such transaction; provided, however, a Reorganization Event shall not include any transaction contemplated by clauses (x) or (y) of this definition if the surviving entity has unsecured debt outstanding which is rated at least the lowest credit rating level established as investment grade by at least two of Standard & Poor's, Moody's Investor Service and Fitch Ratings (it being understood that as of the date hereof the lowest investment grade rating of Standard & Poor's is BBB-, the lowest investment grade rating of Moody's is Baa3 and the lowest investment grade rating of Fitch Ratings is BBB-) and such rating has been reaffirmed in light of the contemplated transaction.

                  (e) Status of Redeemed Shares. Any Series B Preferred Shares that shall at any time have been redeemed shall after such redemption, have the status of authorized but unissued Preferred Shares, without designation as to class or series until such shares are once more designated as part of a particular class or series by the Board of Trustees.

                  Section 6. Voting Rights. (a) General. Holders of the Series B Preferred Shares will not have any voting rights, except as set forth below.

                  (b) Right to Elect Trustees. (i) If at any time distributions shall be in arrears with respect to six (6) prior quarterly distribution periods (including quarterly periods on the Series B Preferred Units prior to the exchange into Series B Preferred Shares), whether or not consecutive, and shall not have been paid in full (a "Preferred Distribution Default"), the authorized number of members of the Board of Trustees shall automatically be increased by two and the holders of record of such Series B Preferred Shares, voting together as a single class with the holders of each class or series of Parity Preferred Shares upon which like voting rights have been conferred and are exercisable, will be entitled to fill the vacancies so created by electing two additional trustees to serve on the Company's Board of Trustees (the "Preferred Shares Trustees") at a special meeting called in accordance with Section 6(b)(ii) at the next annual meeting of shareholders, and at each subsequent annual meeting of shareholders or special meeting held in place thereof, until all such distributions in arrears and distributions for the current quarterly period on the Series B Preferred Shares and each such class or series of Parity Preferred Shares have been paid in full.

                           (ii)     At any time when such voting rights shall
have vested, a proper officer of the Company may, and, upon written request (addressed to the Secretary at the principal office of the Company) of holders of record of at least 10% of the outstanding Shares of Series B Preferred Shares, shall call or cause to be called a special meeting of the holders of Series B Preferred Shares and all the series of Parity Preferred Shares upon which like voting rights have been conferred and are exercisable (collectively, the "Parity Securities") by notice similar to that provided in the Bylaws of the Company for a special meeting of shareholders or as required by law. The record date for determining holders of the Parity Securities entitled to notice of and to vote at such special meeting will be the close of business on the third Business Day preceding the day on which such notice is mailed. If any such special meeting required to be called as above provided shall not be called by the Secretary within twenty (20) days after receipt of any such request, then any holder of Series B Preferred Shares may call such meeting, upon the notice above provided, and for that purpose shall have access to the share records of the Company. At any such special meeting, all of the holders of the Parity Securities, by plurality vote, voting together as a single class without regard to series will be entitled to elect two trustees on the basis of one vote per $50.00 of liquidation preference to which such Parity Securities are entitled by their terms (excluding amounts in respect of accumulated and unpaid dividends) and not cumulatively. The holder or holders of one-third of the Parity Securities then outstanding, present in person or by proxy, will constitute a quorum for the election of the Preferred Shares Trustees except as otherwise provided by law. Notice of all meetings at which holders of the Series B Preferred Shares shall be entitled to vote will be given to such holders at their addresses as they appear in the transfer records. At any such meeting or adjournment thereof in the absence of a quorum, subject to the provisions of any applicable law, a majority of the holders of the Parity Securities present in person or by proxy shall have the power to adjourn the meeting for the election of the Preferred Shares Trustees, without notice other than an announcement at the meeting, until a quorum is present. If a Preferred Distribution Default shall terminate after the notice of a special meeting has been given but before such special meeting has been held, the Company shall, as soon as practicable after such termination, mail or cause to be mailed notice of such termination to holders of the Series B Preferred Shares that would have been entitled to vote at such special meeting.

                           (iii)    If and when all accumulated distributions
and the distribution for the current distribution period on the Series B Preferred Shares shall have been paid in full or a sum sufficient for such payment is irrevocably deposited in trust for payment, the holders of the Series B Preferred Shares shall be divested of the voting rights set forth in Section 6(b) herein (subject to revesting in the event of each and every Preferred Distribution Default) and, if all distributions in arrears and the distributions for the current distribution period have been paid in full or set aside for payment in full on all other classes or series of Parity Preferred Shares upon which like voting rights have been conferred and are exercisable, the term and office of each Preferred Shares Trustee so elected shall terminate. Any Preferred Shares Trustee may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding Series B Preferred Shares when they have the voting rights set forth in Section 6(b) (voting separately as a single class with all other classes or series of Parity Preferred Shares upon which like voting rights have been conferred and are exercisable). So long as a Preferred Distribution Default shall continue, any vacancy in the office of a Preferred Shares Trustee may be filled by written consent of the Preferred Shares Trustee remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Series B Preferred Shares when they have the voting rights set forth in Section 6(b) (voting separately as a single class with all other classes or series of Parity Preferred Shares upon which like voting rights have been conferred and are exercisable). The Preferred Shares Trustee shall each be entitled to one vote per trustee on any matter.

                  (c) Certain Voting Rights. So long as any Series B Preferred Shares remain outstanding, the Company shall not, without the affirmative vote of the holders of at least two-thirds of the Series B Preferred Shares outstanding at the time (i) designate or create, or increase the authorized or issued amount of, any class or series of shares ranking prior to the Series B Preferred Shares with respect to payment of distributions or rights upon liquidation, dissolution or winding-up or reclassify any authorized shares of the Company into any such shares, or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any such shares, or (ii) amend, alter or repeal the provisions of the Company's Declaration of Trust (including these Articles Supplementary) or By-laws, whether by merger, consolidation or otherwise, in each case that would materially and adversely affect the powers, special rights, preferences, privileges or voting power of the Series B Preferred Shares or the holders thereof; provided, however, that with respect to the occurrence of a merger or consolidation, so long as (a) the Company is the surviving entity and the Series B Preferred Shares remain outstanding with the terms thereof unchanged, or (b) the resulting or surviving entity is a corporation or trust organized under the laws of any state and substitutes for the Series B Preferred Shares other preferred shares having substantially the same terms and same rights as the Series B Preferred Shares, including with respect to distributions, voting rights and rights upon liquidation, dissolution or winding-up, then the occurrence of any such event shall not be deemed to materially and adversely affect such rights, privileges or voting powers of the holders of the Series B Preferred Shares and provided further that any increase in the amount of authorized Preferred Shares or the creation or issuance of any other class or series of Preferred Shares, or any increase in an amount of authorized shares of each class or series, in each case ranking either (a) junior to the Series B Preferred Shares with respect to payment of distributions and the distribution of assets upon liquidation, dissolution or winding-up, or (b) on a parity with the Series B Preferred Shares with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding-up shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

                  Section 7. Restrictions on Ownership and Transfer to Preserve Tax Benefit. The beneficial ownership and transfer of the Series B Preferred Shares shall in all respects be subject to the applicable provisions of Section
6.7 of the Declaration of Trust; provided, however, pursuant to and in accordance with Section 6.7(k) of the Declaration of Trust: (i) the holders of Series B Preferred Shares shall, provided that the provisions of clauses (A),
(B) and (C) of Section 6.7(k) are satisfied, be exempt from the Preferred Shares Ownership Limit, (ii) in imposing requirements in respect of the Series B Preferred Shares pursuant to the last two sentences of Section 6.7(k) of the Declaration of Trust as in effect on the date hereof, the Company shall, notwithstanding anything to the contrary set forth in such sentences act in a reasonable and customary manner and (iii) the legend required pursuant to Section 6.7(l) of the Declaration of Trust shall be modified to reflect the foregoing.

                  Section 8. No Conversion Rights. The holders of the Series B Preferred Shares shall not have any rights to convert such shares into shares of any other class or series of shares or into any other securities of, or interest in, the Company.

                  Section 9. No Sinking Fund. No sinking fund shall be established for the retirement or redemption of Series B Preferred Shares.

                  Section 10. No Preemptive Rights. No holder of the Series B Preferred Shares of the Company shall, as such holder, have any preemptive rights to purchase or subscribe for additional shares of the Company or any other security of the Company which it may issue or sell.

                  THIRD: The Series B Preferred Shares have been classified and designated by the Board of Trustees under the authority contained in the Declaration of Trust.

                  FOURTH: These Articles Supplementary have been approved by the Board of Trustees in the manner and by the vote required by law.

                  FIFTH: The undersigned President of the Company acknowledges these Articles Supplementary to be the act of the Company and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

                  IN WITNESS WHEREOF, the Company has caused Articles Supplementary to be executed under seal in its name and on its behalf by its President and attested to by its Secretary on this third day of March, 2004.

                                    COLONIAL PROPERTIES TRUST

                                    By: /s/ Thomas H. Lowder
                                    --------------------------
                                    Name: Thomas H. Lowder
                                    Title: President

ATTEST:

/s/ John P. Rigrish
---------------------
Name: John P. Rigrish
Title:  Assistant Secretary